EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Mergence Corporation (formerly know as eSynch Corporation, the “Company”) on Form S-8, pertaining to 4,597,500 shares of common stock, of our report dated August 15, 2003 on the consolidated financial statements of eSynch Corporation and Subsidiaries (which report includes an explanatory paragraph regarding factors that raise substantial doubt about the Company's ability to continue as a going concern), included in the Company’s Annual Report on Form 10-KSB/A for the year ended December 31, 2002.

/s/  HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah

February 10, 2004

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